GameStop Increases Annual Cash Dividend

Company also announces fourth quarter and full year 2015 earnings release date

GRAPEVINE, Texas, (February 23, 2016) - GameStop Corp. (NYSE: GME), a family of specialty retail brands that makes the most popular technologies affordable and simple, today announced that its Board of Directors approved a 3% increase of its regular annual cash dividend from $1.44 to $1.48 per share. The regular quarterly dividend of $0.37 per share will be payable on March 22, 2016 to all shareholders of record as of March 8, 2016.

GameStop also announced it will report earnings results after the market closes on Thursday, March 24, 2016 for its fourth quarter and full year ended January 30, 2016. The company will host an investor conference call at 5:00 PM EDT on the same day to review the company’s financial results and provide its 2016 outlook. This call can be accessed at GameStop Corp.’s investor relations page at http://investor.gamestop.com. The call will be archived for two months on GameStop Corp.’s website.

In addition, GameStop will be hosting an Investor Day for the investment community on April 13-14, 2016. The meeting will be held in Grapevine, TX and will feature presentations from GameStop’s executive leadership team as well as store tours of its family of retail brands. For more information, please visit 2016GameStopInvestorDay.

About GameStop
GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 co    mpany headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 7,100 stores across 14 countries. The company’s consumer product network also includes www.gamestop.com; www.Kongregate.com, a leading browser-based game site; Game Informer® magazine, the world’s leading print and digital video game publication; and ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products. In addition, our Technology Brands segment includes Simply Mac and Spring Mobile stores. Simply Mac, www.simplymac.com, operates 76 stores, selling the full line of Apple products, including laptops, tablets, and smartphones and offering Apple certified warranty and repair services. Spring Mobile, http://springmobile.com, sells post-paid AT&T services and wireless products through its 890 AT&T branded stores and offers pre-paid wireless services, devices and related accessories through its 70 Cricket branded stores in select markets in the U.S.

General information about GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Contact
Matt Hodges
VP, Public & Investor Relations
GameStop Corp.
817-424-2000
MattHodges@GameStop.com